Exhibit 99.1

FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	Scott A. Kingsley President and CEO Annette L. Burns, Executive Vice President and CFO NBT Bancorp Inc. 52 South Broad Street Norwich, NY 13815 607-337-6589

NBT BANCORP INC. ANNOUNCES CASH DIVIDEND

NORWICH, NY (May 20, 2025) – The Board of Directors of NBT Bancorp Inc. (“NBT” or the “Company”) (NASDAQ: NBTB) approved a second-quarter cash dividend of $0.34 per share at a meeting held today. The dividend will be paid on June 16, 2025 to shareholders of record as of June 2, 2025.

Corporate Overview

NBT Bancorp Inc. is a financial holding company headquartered in Norwich, NY, with total assets of $13.86 billion at March 31, 2025. The Company primarily operates through NBT Bank, N.A., a full-service community bank, and through two financial services companies. NBT Bank, N.A. has 175 banking locations in New York, Pennsylvania, Vermont, Massachusetts, New Hampshire, Maine and Connecticut. EPIC Retirement Plan Services, based in Rochester, NY, is a national benefits administration firm. NBT Insurance Agency, LLC, based in Norwich, NY, is a full-service insurance agency. More information about NBT and its divisions is available online at: www.nbtbancorp.com, www.nbtbank.com, www.epicrps.com and www.nbtbank.com/Insurance.